EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Nine Months Ended September 30, 2016

WOOSTER, Ohio, Oct. 27, 2016 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $550,000 or $0.20 per diluted share for the quarter ended September 30, 2016, compared to $372,000 or $0.13 per diluted share for the quarter ended September 30, 2015. The increase in net income was primarily due to an increase in net interest income and a decrease in the provision for loan losses, partially offset by a decrease in noninterest income and an increase in both noninterest expense, and the provision for federal income taxes. The return on average equity and return on average assets for the 2016 quarter were 5.31% and 0.49%, respectively, compared to 3.74% and 0.35%, respectively, for the 2015 quarter.

Net interest income increased $272,000 for the quarter ended September 30, 2016, compared to the quarter ended September 30, 2015. Interest income increased $326,000 during the 2016 quarter primarily due to a $23.5 million increase in average interest-earning assets, and an increase in the rates earned on those assets from 3.63% in the prior year quarter to 3.73% in the current year quarter.  Interest expense increased $54,000 primarily due to a $21.5 million increase in the average balance of interest bearing liabilities, and an increase in the rates paid on those liabilities from 0.50% in the prior year quarter to 0.53% in the current year quarter. The net interest rate spread increased from 3.13% for the quarter ended September 30, 2015 to 3.20% for the quarter ended September 30, 2016.

Provision for loan losses was $208,000 in the 2016 quarter, a decrease of $149,000 from $357,000 provided during the 2015 quarter.   The decrease is primarily due to a decrease in net charge-offs and impaired loans from the prior year period, as well as improved economic factors, partially offset by higher provision for increased loan balances.

Noninterest income decreased $15,000 for the quarter ended September 30, 2016 compared to the quarter ended September 30, 2015. The decrease was primarily due to a $17,000 decrease in service fees, charges and other operating income. The decrease in service fees, charges and other operating income was primarily due to a decrease in fees from annuity sales compared to the prior year quarter.

Noninterest expense totaled $3.0 million, and increased $145,000 for the quarter ended September 30, 2016 compared to the quarter ended September 30, 2015.  This increase is primarily due to a $144,000 increase in salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of increased compensation due to merit increases, an increase in healthcare costs due to an increase in premiums, and an increase in pension costs due to current year retirements, partially offset by lower education and training and post-retirement benefit costs compared to the prior year quarter.

For the nine months ended September 30, 2016, net income totaled $1.9 million, or $0.70 per diluted share, compared to net income of $1.1 million, or $0.38 per diluted share, for the nine months ended September 30, 2015.  The increase in net income was primarily due to an increase in both net interest income and noninterest income and a decrease in the provision for loan losses, partially offset by an increase in both noninterest expense and the provision for federal income taxes.  The return on average equity and return on average assets for the nine months ended September 30, 2016 was 6.29% and 0.58%, respectively, compared to 3.51% and 0.33%, respectively, for the nine months ended September 30, 2015.

Net interest income increased $771,000 for the nine months ended September 30, 2016, compared to the nine months ended September 30, 2015. Interest income increased $847,000 during the 2016 period mainly due to a $21.4 million increase in average interest-earning assets, and an increase in the rates earned on those assets from 3.62% in the prior year period to 3.70% in the current year period.

Interest expense increased $76,000 primarily due to a $20.7 million increase in the average balance of interest-bearing liabilities, while the average rates paid were 0.52% for both periods. The net interest rate spread increased from 3.10% in the prior year period to 3.18% in the current year period, as a result of interest-earning assets repricing upward, while interest-bearing deposits were unchanged.

Provision for loan losses decreased $919,000, to $152,000 during the 2016 period compared to $1.1 million during the 2015 period. The decrease is primarily due to a decrease in net charge-offs and impaired loans from the prior year period, as well as improved economic factors, partially offset by higher provision for increased loan balances.

Noninterest income increased $118,000 for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015. The increase was primarily due to a $61,000 increase in gain on sale of residential mortgage loans, and a $54,000 increase in service fees, charges and other operating income. The increase in gain on sale of residential mortgage loans was primarily due to an increase in loans sold, from $4.3 million in the 2015 period, to $5.1 million in the 2016 period. The increase in service fees, charges and other operating income was primarily due to a supervisory fee refund.

Noninterest expense increased $518,000 for the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015.  This increase includes a $433,000 increase in salaries and employee benefits, a $76,000 increase in occupancy and equipment expense, and a $65,000 increase in franchise taxes, partially offset by a $78,000 decrease in loss on sale of foreclosed assets. The increase in salaries and employee benefits was primarily due to an increase in director and committee fees, employee compensation expense, and the related payroll taxes due to merit increases since the prior year period, increased healthcare costs due to increased premiums, and increased pension costs due to current year retirements. These increases were partially offset by lower costs for education and training and post-retirement benefits. The increase in occupancy and equipment expense was due to increases in depreciation, and data processing, partially offset by decreases in building maintenance and repairs and furniture, fixture and equipment expense. The increase in franchise taxes was due to the exclusion of the tax credit for the state supervisory exam fee that had previously been assessed and in other noninterest expense in the prior year period. The decrease in loss on sale of foreclosed assets was due to the sale of certain properties at higher losses in the prior year period.

At September 30, 2016, the Company had total assets of $445.8 million, an increase of $12.2 million, from total assets at December 31, 2015. The increase in total assets includes a $28.3 million increase in net loan balances, partially offset by a $2.3 million decrease in cash and cash equivalents, and a $14.1 million decrease in securities through the current year period.

Total securities decreased $14.1 million to $89.6 million at September 30, 2016, compared to $103.7 million at December 31, 2015. The decrease in securities was primarily due to investing the principal and interest cash flows from securities into higher yielding loans. Net loans totaled $321.4 million at September 30, 2016, an increase of $28.3 million, compared to $293.1 million at December 31, 2015, primarily due to new originations in excess of principal reductions and scheduled maturities.

The allowance for loan losses totaled $2.9 million, or 0.90% of gross loans, at September 30, 2016, compared to $2.8 million, or 0.96% of gross loans, at December 31, 2015.  Nonperforming assets, which consist of loans on non-accrual status and real estate owned, totaled $1.6 million at September 30, 2016, or 0.48% of total loans, a decrease of $393,000 from the December 31, 2015, balance of $2.0 million, or 0.66% of total loans.

Deposits totaled $376.5 million at September 30, 2016, an increase of $14.1 million from $362.4 million at December 31, 2015.  This increase includes a $4.6 million increase in demand deposits, a $6.1 million increase in savings and money market balances, and a $3.3 million increase in time deposits. The Company continues to monitor deposit activity closely to respond to changes in customer preference for types of deposits.

Other short-term borrowings, which consist solely of repurchase agreements with commercial customers of the Bank, increased by $417,000 and totaled $6.0 million at September 30, 2016.  These repurchase agreements are offered by the Bank in order to retain commercial customer funds and to provide these commercial customers the opportunity to earn a return on a short-term secured transaction.

Advances from the Federal Home Loan Bank (FHLB) totaled $18.0 million at September 30, 2016, compared to $21.0 million at December 31, 2015.  This decrease was due to the scheduled maturity of a $3.0 million fixed rate advance that was not replaced.  The Bank uses FHLB advances to extend the duration of its liabilities to manage the interest rate risk associated with the longer duration of loans at a lower cost than other funding alternatives, particularly retail term deposits.

Stockholders’ equity increased by $1.5 million during the period ended September 30, 2016, primarily due to net income of $1.9 million, and a $242,000 increase in unrealized gains on available-for-sale securities. These increases were partially offset by dividends of $742,000 during the current year period.

On September 22, 2016, the Company announced that its Board of Directors adopted a new stock repurchase program. Under the new stock repurchase program, the Company is authorized to repurchase up to 69,546 shares, or 2.5%, of its issued and outstanding shares of common stock.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended September 30,

	2016	2015

Quarterly Results

Net Interest Income	$3,419	$3,147
Net Income	$550	$372
Earnings Per Share:
Basic and diluted	$0.20	$0.13
Return on Average Assets (Annualized)	0.49%	0.35%
Return on Average Equity (Annualized)	5.31%	3.74%

	For the Nine Months
	ended September 30,

	2016	2015

Year to Date Results

Net Interest Income	$10,075	$9,304
Net Income	$1,931	$1,055
Earnings Per Share:
Basic and diluted	$0.70	$0.38
Return on Average Assets (Annualized)	0.58%	0.33%
Return on Average Equity (Annualized)	6.29%	3.51%

	September 30,	December 31,
	2016	2015

End of Period Data

Total Assets	$445,797	$433,632
Stockholders' Equity to Total Assets	9.29%	9.20%
Shares Outstanding	2,781,839	2,781,839
Book Value Per Share	$14.88	$14.34

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Interest income	$3,953	$3,627	$11,620	$10,773
Interest expense	534	480	1,545	1,469
Net interest income	3,419	3,147	10,075	9,304
Provision for loan losses	208	357	152	1,071
Net interest income after provision for loan losses	3,211	2,790	9,923	8,233
Noninterest income	523	538	1,530	1,412
Noninterest expense	3,024	2,879	8,882	8,364
Income before federal income taxes	710	449	2,571	1,281
Provision for federal income taxes	160	77	640	226
Net income	$550	$372	$1,931	$1,055

Earnings per share
Basic and Diluted	$0.20	$0.13	$0.70	$0.38

Dividends per share	$0.09	$0.09	$0.27	$0.27

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	September 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	$8,864	$11,156
Investment securities, net (1)	89,550	103,654
Loans receivable, net	321,390	293,121
Federal Home Loan Bank stock	4,226	4,226
Premises & equipment	6,568	6,663
Foreclosed assets held for sale, net	4	14
Bank-owned life insurance	9,758	9,554
Other assets	5,437	5,244
TOTAL ASSETS	$445,797	$433,632

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	376,533	362,427
Other short-term borrowings	6,023	5,606
Federal Home Loan Bank Advances	18,000	21,000
Accrued interest payable and other liabilities	3,837	4,694
TOTAL LIABILITIES	404,393	393,727

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,032	36,017
Retained earnings	22,249	21,060
Shares acquired by ESOP	(290)	(343)
Treasury Stock, at cost - 1,196,892 shares at September 30, 2016 and December 31, 2015.	(16,936)	(16,936)
Accumulated other comprehensive income	(49)	(291)
TOTAL STOCKHOLDERS' EQUITY	41,404	39,905

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$445,797	$433,632
(1) Includes held-to-maturity classifications.

Contact Information:
Myron Swartzentruber
Senior Vice President
Chief Financial Officer
(330) 264-5767